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                                                                    EXHIBIT 99.1

September 27, 2000

                              AMRESCO CAPITAL TRUST
           REPORTS SHAREHOLDER APPROVAL OF LIQUIDATION AND DISSOLUTION
                  AND ANNOUNCES FIRST LIQUIDATING DISTRIBUTION

        DALLAS - AMRESCO Capital Trust (Nasdaq: AMCT) reported today that its shareholders have approved the liquidation and dissolution of the company under the terms and conditions of a plan of liquidation and dissolution which was previously approved by the company's Board of Trust Managers. At the company's Annual Meeting, which was held on September 26, 2000, 78.5% of the company's outstanding common shares were cast in favor of the liquidation and dissolution proposal. Of the votes cast on this proposal, 99.5% were in favor of the liquidation and dissolution. Also, at the Annual Meeting, shareholders approved the reelection of Bruce W. Duncan and Robert H. Lutz, Jr. to serve as Trust Managers for a three-year term, or until the company files articles of dissolution.

        The company also announced that its first liquidating distribution pursuant to the plan of liquidation and dissolution will total $0.30 per share. The dividend will be payable on October 19, 2000 to shareholders of record on October 6, 2000.

        AMRESCO Capital Trust specializes in providing senior and subordinated structured financing to real estate owners and developers. The company is managed by a subsidiary of AMRESCO, INC. (Nasdaq: AMMB), a Dallas-based small and middle market business lending company. For more information about AMRESCO Capital Trust, please visit the web site at www.amrescoct.com.



CONTACTS:
Tom Lewis             investorct@amresco.com
(214) 953-7820

Jon Pettee            investorct@amresco.com
(214) 953-7942